Exhibit 4.2

NANO LABS LTD

Number	Class A Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into

(i) 242,821,846 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 57,178,154 Class B Ordinary Shares of a par value of US$0.0001 each, and

(iii) 200,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Articles of Association

THIS IS TO CERTIFY THAT	is the registered holder of

Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the          day of                    2022 by:

DIRECTOR     ___________________________________